Exhibit 99

FOR IMMEDIATE RELEASE

For more information:  Frank Pattillo                 Susan Caddell
                       Centura Banks Inc.             Triangle Bancorp Inc.
                       252-454-8341                   919-881-0455, ext. 142
                       fpatillo@centura.com           slcaddell@trianglebank.com


                  CENTURA BANKS INC. AND TRIANGLE BANCORP INC.
                    COMPLETE THE MERGER OF THE TWO COMPANIES

     ANNOUNCED IN AUGUST 1999, THE MERGER IS COMPLETED FEB. 18 AS SCHEDULED

ROCKY MOUNT, N.C., FEB. 22, 2000 - Centura Banks Inc. and Raleigh, N.C.-based Triangle Bancorp Inc. announced today that they have successfully completed the merger of the companies.

         Centura and Triangle announced on Aug. 23, 1999, that they had reached a definitive agreement under which Centura would acquire Triangle. The Federal Reserve approved the merger in January, and shareholders of both institutions approved the merger earlier this month.

         The merger significantly expands Centura's market share in key metropolitan areas throughout North Carolina and provides the company with a major presence in Raleigh. The combined company in the Raleigh/Durham MSA now has deposits of more than $1.2 billion and 34 locations. Overall, Centura has 255 financial services locations throughout North Carolina, Virginia and South Carolina, with total assets of more than $11 billion and deposits of more than $7 billion.

         "Our primary objective in the execution of this merger is to have a positive impact on the customers of both companies," said Cecil Sewell, Centura's chief executive officer. "In nearly all the markets where the companies overlapped, Centura is now stronger, with more locations and access options. Customer service will remain our first priority and will continue to guide our decisions as we further integrate the two companies."

         Under terms of the transaction, each Triangle shareholder will receive
0.45 shares of Centura stock for each Triangle share. In aggregate, Centura will issue approximately 11 million shares of Centura stock to Triangle shareholders. The transaction is being accounted for as a pooling of interests.

         Prior to the closing of the transaction, Centura's board of directors rescinded all authorizations to buy back shares of Centura common stock.
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CENTURA AND TRIANGLE COMPLETE MERGER, PAGE 2


                                    - more -

         "Becoming a part of the Centura organization offers distinct advantages to our customers," said Michael S. Patterson, Triangle's chairman, president and chief executive officer, who becomes chairman of Centura's 30-member board of directors, including seven new directors from Triangle. "They now have access to an expanded array of financial products and services through an increasingly sophisticated range of channels."

         Before the merger's completion, Centura and Triangle announced the divestitures of two Centura branches and 17 Triangle branches. These divestitures were mandated by regulatory agencies as a step toward completion of the merger. In addition, Triangle's staff size was reduced by approximately 180 redundant positions, and another 200 through attrition.

         Centura is implementing an e-commerce strategy and has developed a sophisticated customer information database that allows the company to customize financial services solutions to individual customer needs.

         In March, Centura will launch a new brand advertising campaign featuring print, radio and outdoor. More details will be released in the coming weeks.

ABOUT CENTURA

         Centura Banks Inc. provides a complete line of banking, investment, insurance, leasing and asset management services to individuals and businesses. Centura's broad range of financial solutions is provided through its full-service financial offices and Centura Highway, the bank's multifaceted customer access system that includes telephone banking, an extensive ATM network, PC banking, online bill payment and the bank's suite of Internet products and services. Additional information may be found on Centura's Web site at www.centura.com.

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